Exhibit 99.2

GAP INC. ANNOUNCES AN ADDITIONAL $250 MILLION FOR

SHARE REPURCHASE PROGRAM

Increase Brings Total Repurchase Program to $1 Billion,

of Which $750 Million is Nearly Complete

SAN FRANCISCO – December 2, 2004 — Gap Inc. (NYSE:GPS) today announced the company’s Board of Directors has authorized an additional $250 million for its share repurchase program, effective immediately, underscoring the company’s continued confidence in the long-term growth of its business. Shares may be repurchased over the next twelve months.

The company previously announced a $750 million share repurchase program. Through December 1, 2004, the company has repurchased about 33 million shares for $686 million.

“We’re pleased to extend our share repurchase program to $1 billion and continue returning excess cash to our shareholders,” said Gap Inc. President and CEO Paul Pressler.

As with the previous share repurchase programs, the company may repurchase shares of its common stock on the open market at times and prices considered appropriate by management. Repurchasing may take place through brokers and dealers or in privately negotiated transactions with nonaffiliated stockholders, and may be made under a Rule 10b5-1 plan.

Gap Inc. has made significant progress in strengthening its balance sheet and improving its credit rating. Since May 2003, the company has reduced debt by more than $1.5 billion, including debt retirement in the third quarter.

Forward-looking statements

The information made available on this press release contains certain forward-looking statements that reflect Gap Inc.’s current view of future events and financial performance. Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging domestic and international retail environments, changes in the level of consumer spending or preferences in apparel, trade restrictions and political or financial instability in countries where the company’s goods are manufactured, impact of legal proceedings and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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